Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Announces Appointment of jeanne thoma to Board of Directors

TUSTIN, CA, December 7, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Jeanne Thoma as an independent member of the company’s board of directors. Ms. Thoma is a seasoned pharmaceutical industry executive with more than 30 years of experience spanning product development and commercialization, as well as operations and supply chain management.

“On behalf of the entire board, I am delighted to welcome Ms. Thoma with her extensive pharmaceutical industry expertise to the Avid board of directors,” said Joseph Carleone, Ph.D., Avid’s chairman of the board.

“Throughout her 30-year career, which spans tenures with several global leaders in the pharmaceutical and contract manufacturing space, Ms. Thoma has achieved consistent and impressive success in establishing and growing innovative businesses. Her expertise, including her most recent role as president and CEO of a leading pharmaceuticals ingredients company, is particularly relevant to Avid’s CDMO business, offering critical value as we work diligently to continue to grow our client base and revenue,” said Nicholas Green, president and chief executive officer of Avid Bioservices. “I join our board in welcoming Ms. Thoma, as we all look forward to tapping into her broad skillset and experience to continue to strengthen Avid’s business.”

Ms. Thoma said, “It is an honor to be joining the accomplished group of professionals on the Avid Board, and the dynamic executives leading the company. It is an exciting time for Avid and I am looking forward to supporting their strategic objectives.”

During her 30-year career, Ms. Thoma has successfully built innovative, high-performing businesses that consistently deliver results. She most recently served as president and chief executive officer of SPI Pharma Inc., a global pharmaceuticals ingredients company and an innovative solutions provider of ingredients and drug delivery systems. Prior to SPI, Ms. Thoma held positions of increasing responsibility at Lonza AG, a Switzerland-based biotech company, most recently as president and chief operating officer of the microbial control business sector. Before joining Lonza, she spent 14 years within the pharma solutions business at BASF Corporation, during which time she held various leadership positions in the areas of sales, marketing and operations. Ms. Thoma is a member of the board of advisors for the Drug Chemical and Associated Technologies Association (DCAT) and currently sits on the board of directors of ANI Pharmaceuticals.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development,  CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 27 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization.  The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com.